                                                                EXHIBIT 99(A)(1)

                               VENTIV HEALTH, INC.


          AMENDED OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS
            UNDER THE VENTIVE HEALTH, INC. 1999 STOCK INCENTIVE PLAN


   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME,
                 ON MAY 31, 2002, UNLESS THE OFFER IS EXTENDED.

     Ventiv Health, Inc. (the "Company") is offering employees (other than employees of Ventiv Health Communications, Inc. ("VHC")) and consultants (collectively, "eligible participants") the opportunity to exchange certain outstanding stock options (collectively, the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). The offer is being made on a grant by grant basis. If you wish to accept this offer with respect to any options grant you have received, you must return the entire unexercised portion of that grant. However, if you exchange any options in the offer, you must include in the exchange all options granted to you between November 30, 2001 and May 31, 2002.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms of Option Exchange (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

     WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options that are currently outstanding under our 1999 Stock Option Plan (the "option plan") are eligible. However in order to receive a grant of new options, you must continue to be an employee of the Company or one of our subsidiaries on the date of grant of new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the company or any of our subsidiaries.

     WHO CAN PARTICIPATE IN THE EXCHANGE? You can participate in this exchange if you are an employee or a consultant of the Company or one of our subsidiaries on the date this offer expires. You cannot participate in this exchange if you are a non-employee director of the Company or one of its subsidiaries.

     HOW MANY NEW OPTIONS WILL I RECEIVE? Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered.

     WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS? The exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00. This will be determined based upon the last reported sale price of the Company's common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT

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NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL
THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

     WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS? The new options will vest over the longer of (1) a new two-year vesting schedule commencing on the date of issuance of the new options or (2) the current vesting schedule applicable to the tendered options, without taking into account the period between the closing of the exchange offer (which is expected to occur on May 31, 2002) and the date the new options are issued. The length of the vesting schedule will be determined solely by its end date and not by reference to the percentage of options vested at any point in time prior to its end date, and the determination will be made on a grant-by-grant basis. If the new schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance. If the current schedule is determined to apply, vesting will be suspended under the current vesting schedule for the applicable grant and will begin again on the date the new options are granted. For example, if an option grant were 50% vested under the current schedule on the date the closing of the exchange offer takes place, it would still be 50% vested on the date the new options are granted, and the intervening approximately six-month-and-one-day period would be ignored for purposes of the vesting schedule. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

     WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although the Compensation Committee of the Company's Board of Directors has approved this offer, neither the Company nor the Company's Compensation Committee makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor.

     Shares of the Company's common stock are quoted on the NASDAQ--National Market System under the symbol "VTIV." On April 26, 2002, the closing price of the Company's common stock on the Nasdaq National Market System was $1.94 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     WHEN WILL I RECEIVE MY NEW OPTIONS? The Company will grant the new options on or about the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if we cancel tendered options on May 31, 2002 following the expiration of the offer, the grant date of the new options will be on or about December 2, 2002.

     WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER? If the Company were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense.

     IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS? If the Company accepts options that you tender in the offer, the Company may defer until the grant date for your new options the Company's grant to you of any other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. The Company may defer the grant to you

                                       2

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of these other options if the Company determines that it is necessary to do so in order to avoid incurring compensation expense against the Company's earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms of Option Exchange to Christina Kincel, Benefits Manager and Stock Option Plan Administrator, at (732) 537-4811 or ckincel@ventiv.com.
                                                      ------------------





































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                                    IMPORTANT


     Regardless of whether you accept or reject this offer, we request that you complete and sign the Election Form and return it to Christina Kincel, the Company's Benefits Manager and Stock Option Plan Administrator, before 5 p.m., Eastern Daylight Time, on May 31, 2002. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.


     You do not need to return your stock option agreement(s) for your eligible options to effectively elect to accept this offer.

     We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     The Compensation Committee recognizes that the decision to accept this offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from the Company is limited to this document, the enclosed cover letter, and the attached Summary of Terms of Option Exchange.

























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


                                TABLE OF CONTENTS
                                                                                    PAGE
                                                                                    ----
SUMMARY TERM SHEET..............................................................     2

THE OFFER.......................................................................     7

1.         Number of Options; Expiration Date...................................     7

2.         Purpose of the Offer.................................................     8

3.         Procedures...........................................................     9

4.         Change in Election...................................................    10

           Acceptance of Options for Exchange and Cancellation and
5.         Issuance of New Options..............................................    11

6.         Conditions of the Offer..............................................    11

7.         Price Range of Common Stock..........................................    13

8.         Source and Amount of Consideration; Terms of New Options.............    13

9.         Information About the Company........................................    15

           Interests of Directors and Officers; Transactions and
10.        Arrangements About the Options.......................................    17

           Status of Options that we Acquire in the Offer; Accounting
11.        Consequences of the Offer............................................    19

12.        Legal Matters; Regulatory Approvals..................................    19

13.        Material U.S. Federal Income Tax Consequences........................    19

14.        Extension of Offer; Termination; Amendment...........................    20

15.        Fees and Expenses....................................................    21

16.        Additional Information...............................................    21

17.        Forward Looking Statements; Miscellaneous............................    22

SCHEDULE A--Information About the Directors and Executive Officers of
Ventiv Health, Inc..............................................................    24

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                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options that are outstanding under our 1999 Stock Option Plan, other than options held by (i) individuals who are not employees or consultants of the Company or one of its subsidiaries on the date this Offer to Exchange expires and (ii) employees of VHC. The offer is being made on a grant-by-grant basis, and you need not exchange all of your options in order to participate. However, if you exchange any options in the offer, you must include in the exchange all options granted to you between November 30, 2001 and May 31, 2002. (Section 1)

Q2. WHY ARE WE MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and consultants. (Section 2)

Q3. ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged. (Section 6)

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must be an employee of or a consultant to the Company or one of its subsidiaries (other than VHC) on the date that the offer expires in order to receive new options under the offer. If you are not an employee of or a consultant to the Company or one of its subsidiaries (other than VHC) on the date that the offer expires, you will not be eligible to accept this offer. In addition, in order to receive a grant of new option, you must continue to be an employee of or a consultant to the Company or one of its subsidiaries (other than VHC) through and including the date of grant of the new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options. (Section 1)

Q5. WHAT IF I AM AN ELIGIBLE PARTICIPANT WHEN THE OFFER EXPIRES, BUT NO LONGER AN ELIGIBLE PARTICIPANT ON THE DATE OF GRANT OF THE NEW OPTIONS?

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF OR CONSULTANT TO THE COMPANY OR ONE OF ITS SUBSIDIARIES (OTHER THAN VHC) FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment or engagement prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the company or any of its subsidiaries. (Section 1)

Q6. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

     Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. For example, if you tender an option exercisable for 100 shares of common stock, you will be granted a new option exercisable for 100 shares of common stock. (Section 1)

Q7. WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if we cancel tendered options on May 31, 2002 following the expiration of the offer, the grant date of the new options will be on or about December 2, 2002. If the Company were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section 5)

Q8. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept options that you tender in the offer, we may defer any grant to you of any other options, such as annual, bonus or promotional options, for which you may be eligible between now and the new option grant date until the grant date of your new options. We will defer the grant to you of these other options if we determine that it is necessary to do so in order to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 11)

Q9. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00. This will be determined based upon the last reported sale price of our common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. (Section 8)

Q10. WHEN WILL THE NEW OPTIONS VEST?

     The new options will vest over the longer of (1) a new two-year vesting schedule commencing on the date of issuance of the new options or (2) the current vesting schedule applicable to the tendered options, without taking into account the period between the closing of the exchange offer (which is expected to occur on May 31, 2002) and the date the new options are issued. The length of the vesting schedule will be determined solely by its end date and not by reference to the percentage of options vested at any point in time prior to its end date, and the determination will be made on a grant-by-grant basis. If the new schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance. If the current schedule is determined to apply, vesting will be suspended under the current vesting schedule for the applicable grant and will begin again on the date the new options are granted. For example, if the current schedule is determined to apply and an option grant were 50% vested under the current schedule on the date the closing of the exchange offer takes place, it would still be 50% vested on the date the new options are granted, and the intervening approximately six-month-and-one-day period would be ignored for purposes of the vesting schedule. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

     Each new option will have a term that expires on the expiration date as stated in the new option agreement. (Section 1)

Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you have more than one eligible option grant, you can select any or all of your eligible option grants for exchange. However, if you elect to exchange any of your eligible options, you will be required to exchange any eligible options that were granted to you between November 30, 2001 and May 31, 2002. In addition, you must exchange all of the eligible options from an individual option grant. For example, if you elect to exchange a grant that you received on January 29, 2001 for 1,000 options, you must exchange all 1,000 options; you cannot exchange only 500 of those options. If you have already exercised a portion of a grant, you may exchange the all, but not less than all, of the portion of the grant that remains unexercised. (Section 1)

Q13. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current eligible options for new options under this offer, you will not be required under current law to recognize taxable income for federal income tax purposes by reason of the exchange, either at the time you surrender your current options or upon the grant or vesting of the new options. We recommend that you consult with your own tax adviser to determine that tax consequences of tendering options pursuant to the offer. (Section 13)

Q14. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON THE COMPANY?

     Many of our eligible participants hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these employees and consultants an opportunity to more effectively participate in the potential growth in our stock price in order to retain our valuable employees and consultants. We could accomplish this goal by repricing existing options, which would enable eligible participants to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which, in the event of an increase in the fair market value of our common stock, might require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (1) the six-month period immediately prior to the date on which the option was required to be tendered for cancellation or (2) the period from the date of grant of the canceled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option to the same employee or consultant within this time period would be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

     We believe that we can accomplish our goals of providing eligible participants the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

     . we will not grant any new options until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;


     . the exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00;


     . we will require any option holder who tenders options in the offer to tender all eligible options from an individual option grant; and


     . we will defer the grant of any other options to which an option holder who tendered options in the offer may be entitled until after the date on which we grant the new options. (Section 11)


Q15. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW THAT IT HAS BEEN EXTENDED?

     The offer expires on May 31, 2002 at 5 p.m., Eastern Daylight Time, unless we extend it. (Section 1)

     Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. (Section 14)

Q16. WHAT DO I NEED TO DO?

     If you wish to accept the offer, you must complete the Election Form and return it by mail or fax to Christina Kincel at Ventiv Health, Inc., Vantage Court Road, 200 Cottontail Lane, Somerset, New Jersey 08873, fax no. (732) 537-4929, before 5 p.m., Eastern Daylight Time, on May 31, 2002. If you have questions about delivery, you may contact Christina Kincel at ckincel@ventiv.com. You should review the Offer to Exchange, the Cover Letter and Summary of Terms of Option Exchange, the Election Form and all of their attachments before making your election. We will only accept a signed paper copy of your Election Form. Delivery by email will not be accepted.

     If we extend the offer beyond May 31, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

Q17. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?


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

     You may change your previous election at any time before 5 p.m., Eastern Daylight Time, on May 31, 2002. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Christina Kincel by mail or fax before the offer expires. You may change your election more than once. (Section 4)

Q18. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?


     Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep the tendered options, and you will not receive any new options. In such event, no changes will be made to your current options. There are no other consequences of not participating in the offer. Without limitation of the foregoing, if you do not participate in the offer, it will not affect the likelihood of receiving option grants in the future. If you do participate in the offer, you will be ineligible to receive option grants between May 31, 2002, and December 2, 2002.


Q19. WHAT HAPPENS IF THE COMPANY IS ACQUIRED BEFORE THE NEW OPTIONS ARE GRANTED?

     If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction in a manner generally consistent with our obligations under the offer (for example, by negotiating a commitment from the acquiror that option holders who tender options pursuant to the offer would receive options to purchase securities of the acquiror corresponding to the options they would have received from us under the offer). However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest. This could include terminating the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer. (Section 8)

Q20. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although the Compensation Committee of our Board of Directors has approved this offer, neither we nor our Compensation Committee makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor. (Section 2)

Q21. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Christina Kincel at ckincel@ventiv.com.
          ------------------



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                                    THE OFFER


1.   NUMBER OF OPTIONS; EXPIRATION DATE.


     We are offering to exchange new options to purchase common stock in return for eligible options. Eligible options are all outstanding stock options that are outstanding under our 1999 Stock Option Plan, other than options held by individuals who are not employees of or consultants to the Company or one of its subsidiaries (other than VHC) on the date the offer expires.

     If you elect to participate in the offer and have more than one eligible option, you can select any or all of your eligible options for exchange. However, if you elect to exchange any of your eligible options, you will be required to exchange any eligible options that were granted to you between November 30, 2001 and May 31, 2002. In addition, you must exchange all of the eligible options from an individual option grant. For example, if you elect to exchange a grant that you received on January 29, 2001 for 1,000 options, you must exchange all 1,000 options; you cannot exchange only 500 of those options. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms of Option Exchange. We will only accept options that are properly returned and not validly withdrawn in accordance with section 5 of the offer before the offer expires on the "expiration date" as defined below.

     The new options will vest over the longer of (1) a new two-year vesting schedule commencing on the date of issuance of the new options or (2) the current vesting schedule applicable to the tendered options, without taking into account the period between the closing of the exchange offer (which is expected to occur on May 31, 2002) and the date the new options are issued. The length of the vesting schedule will be determined solely by its end date and not by reference to the percentage of options vested at any point in time prior to its end date, and the determination will be made on a grant-by-grant basis. If the new schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance. If the current schedule is determined to apply, vesting will be suspended under the current vesting schedule for the applicable grant and will begin again on the date the new options are granted. For example, if the current schedule is determined to apply and if an option grant were 50% vested under the current schedule on the date the closing of the exchange offer takes place, it would still be 50% vested on the date the new options are granted, and the intervening approximately six-month-and-one-day period would be ignored for purposes of the vesting schedule. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

     Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now with respect to each of your grants and that you would have if you accepted the offer with respect to each such grant is set forth in the enclosed Election Form. All new options will be issued under the option plan and a new option agreement between you and us.

     The term "expiration date" means 5 p.m., Eastern Daylight Time, on May 31, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     We will give you notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your options; or

     . increase or decrease the number of options eligible to be exchanged in the offer.


     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is given.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     In order to receive a grant of new options, you must be an employee of or consultant to the Company or one of our subsidiaries (other than VHC) on the date of grant of the new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options.

     IF, FOR ANY REASON, YOU ARE NOT AN ELIGIBLE PARTICIPANT FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment or engagement prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the Company or any of our subsidiaries.


2.   PURPOSE OF THE OFFER.


     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our eligible employees and consultants.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     . purchase or sale of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;


     .    any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plan; or

     . change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     Although our Board of Directors has approved this offer, neither the Company nor our Board of Directors makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor.



3.   PROCEDURES.

     MAKING YOUR ELECTION. To make your election to accept or reject this offer, you must make your election and sign and deliver the Election Form and any other required documents to Christina Kincel at Ventiv Health, Inc., Vantage Court North, 200 Cottontail Lane, Somerset, New Jersey 08873 before the expiration date. We will only accept a signed paper copy of your Election Form, which may be delivered by mail, hand delivery or fax. Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. There are no other consequences of not participating in the offer. Without limitation of the foregoing, if you do not participate in the offer, it will not affect the likelihood of receiving option grants in the future. If you do participate in the offer, you will be ineligible to receive option grants between May 31, 2002, and December 2, 2002.


     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form. Any such waiver will be applicable to all option holders. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange any of your eligible options and you return such options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn. After expiration of the offer, we will notify each accepting option holder of the number of new options to be granted and the expected date of the grant.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange some or all of your option grants and you later want to change your election to reject the offer with respect to any such grant, you may do so. However, if you continue to elect to exchange any of your eligible options, you will be required to exchange all eligible options, if any, that were granted to you between November 30, 2001 and May 31, 2002. In addition, you must exchange all of the eligible options from an individual option grant. For example, if you elect to exchange a grant that you received on January 29, 2001 for 1,000 options, you must exchange all 1,000 options; you cannot exchange only 500 of those options. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange some or all of your options, you will be required to exchange any options that were granted to you between November 30, 2001 and May 31, 2002. In addition, you must exchange all of the eligible options from an individual option grant. For example, if you elect to exchange the grant that you received on January 29, 2001 for 1,000 options, you must exchange all 1,000 options; you cannot exchange only 500 of those options. We will only accept a signed paper copy of your change of election. Delivery by e-mail will not be accepted.

     You may change your election at any time before 5 p.m., Eastern Daylight Time, on May 31, 2002. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept your returned options for exchange or cancellation before 12:00 midnight, Eastern Daylight Time, on June 27, 2002 you may withdraw your returned options at any time after that date.

     To change your election, you must deliver a change of election form to Christina Kincel at Ventiv Health, Inc., Vantage Court North, 200 Cottontail Lane, Somerset, New Jersey 08873 before the offer expires. The change of election form must be signed by you, have your name and (except in the case of a consultant) employee number on it, must clearly indicate whether you elect to accept or reject the offer and must be delivered by mail, hand delivery or fax. Delivery by email will not be accepted.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and cancel all options properly returned and not validly withdrawn before the expiration date.

     Your new options will be granted on a date that is at least six months and one day after the date that we cancel the options accepted for exchange, and will entitle you to purchase the amount of our common stock set forth on the Election Form with respect to each of your existing grants. Even if we accept your options for exchange, and such options are cancelled, you will not be eligible to receive any new options unless you are an employee of or consultant to the Company or any of its subsidiaries (other than VHC) on the date of grant of the new options. We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us if at any time on or after May 1, 2002 and before the expiration date, we reasonably determine that any of the following events has occurred and that the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer, including our ability to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and consultants;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:

          . make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

          . delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

          . materially impair the benefits we believe we will receive from the offer, including our ability to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and consultants; or

          . materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     . there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or a decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 1, 2002;

     . another person makes, proposes, announces or discloses a tender or exchange offer for some or all of our common stock or a merger or consolidation with us or the acquisition of substantially all of our assets, or we learn that:

          . any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 30, 2002;

          .    any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before April 30, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          . any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 indicating that it intends to acquire us or any of our assets or securities; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment would have a material adverse effect, or there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them, other than those subject to statutory approval, at any time and from time to time, on or before expiration of the offer, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK.

     Our common stock is quoted on the NASDAQ National Market System under the symbol "VTIV." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the NASDAQ National Market System.

QUARTER ENDED                                       HIGH           LOW
                                                    ----           ---

FISCAL YEAR ENDING DECEMBER 31, 2000
First Quarter..................................   $10.7500      $ 7.0000
Second Quarter.................................    11.3750        8.6250
Third Quarter..................................    15.0000       11.1875
Fourth Quarter.................................    13.0625        8.8750

FISCAL YEAR ENDING DECEMBER 31, 2001
First Quarter..................................   $17.2500      $11.8125
Second Quarter.................................    20.6400       13.0500
Third Quarter..................................    19.9400        4.0000
Fourth Quarter.................................     4.7000        2.4400

FISCAL YEAR ENDING DECEMBER 31, 2002
First Quarter..................................      $4.00         $1.15
Second Quarter (through April 26, 2002)........       2.22          1.94


     As of April 26, 2002, the last reported sale price of our common stock, as reported by the NASDAQ National Market System, was $1.94 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION. Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.

     If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 2,217,876 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 8.8% of the total shares of our common stock outstanding as of April 30, 2002 on a fully diluted basis.

     TERMS OF NEW OPTIONS. The new options will be issued under the option plan and a new option agreement will be executed between each option holder who accepts the offer, and the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options except with respect to:

     .    the exercise price and

     .    the vesting schedule.

With these exceptions, the terms and conditions of the new options will be substantially similar to one another.

     The issuance of new options pursuant to this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plan and the new option agreements are summaries, and are not complete. Complete information about the option plan and the new options is included in the option plan and the new option agreement between you and us. The form of the new option agreements have been filed with the SEC as an exhibit to the Schedule TO. Please contact Christina Kincel at Ventiv Health, Inc., Vantage Court North, 200 Cottontail Lane, Somerset, New Jersey 08873 or at e-mail ckincel@ventiv.com to request copies of the option
                          ------------------
plan or the form of the new option agreement. Copies will be provided promptly and at our expense.

     GENERAL. As of May 1, 2002, the maximum number of shares of common stock we can issue in connection with awards granted under the option plan was 4,800,000 shares. The option plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code or nonstatutory options. There are currently no incentive stock options outstanding under the option plan.

     ADMINISTRATION. The option plan is administered by the Compensation Committee. The Compensation Committee members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Compensation Committee at any time.

     TERM. The term of each option granted under the option plan is fixed by the Compensation Committee at the time of grant.

     TERMINATION. The Compensation Committee has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options.

     EXERCISE PRICE. The exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00. This will be determined based upon the last reported sale price of our common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

     VESTING AND EXERCISE. The new options will vest over the longer of (1) a new two-year vesting schedule commencing on the date of issuance of the new options or (2) the current vesting schedule applicable to the tendered options, without taking into account the period between the closing of the exchange offer (which is expected to occur on May 31, 2002) and the date the new options are issued. The length of the vesting schedule will be determined solely by its end date and not by reference to the percentage of options vested at any point in time prior to its end date, and the determination will be made on a grant-by-grant basis. If the new schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance. If the current schedule is determined to apply, vesting will be suspended under the current vesting schedule for the applicable grant and will begin again on the date the new options are granted. For example, if the current schedule is determined to apply and if an option grant were 50% vested under the current schedule on the date the closing of the exchange offer takes place, it would still be 50% vested on the date the new options are granted, and the intervening approximately six-month-and-one-day period would be ignored for purposes of the vesting schedule. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

     TAX CONSEQUENCES. You should refer to section 13 for a discussion of the material U.S. federal income tax consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of the Company, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     EFFECT OF CHANGE OF CONTROL. If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity (an "extraordinary transaction") before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction in a manner generally consistent with the terms of the offer (for example, by negotiating a commitment from the acquirer that option holders who tender options pursuant to the offer would receive options to purchase securities of the acquiror corresponding to the options they would have received from us under the offer). However, there can be no assurance that we would be successful in negotiating any such arrangement with an acquiring entity. Moreover, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest, including terminating the offer and any obligation to grant the new options. If there is an extraordinary transaction before the new options are granted, there is a risk that you will not be entitled to receive new options even though you cancelled your existing options. An extraordinary transaction will not accelerate the grant date of the new options granted pursuant to the offer.

9.   INFORMATION ABOUT THE COMPANY.

     We are a leading global provider of a wide range of outsourced marketing and sales solutions for the pharmaceutical and life sciences industries. We offer a wide range of integrated services, in a context of consultative partnership that identifies strategic goals and applies targeted, tailored solutions. The portfolio of offerings includes consulting, analytics and forecasting, market research and intelligence, strategic and tactical planning, congresses and symposia targeted to physicians, telemarketing and other marketing support, product/brand management, recruitment and training services, and sales execution. Our service offerings are designed to facilitate the development and execution of marketing strategies as new products advance from clinical trials to product launch and throughout their useful life. We believe that we are not only one of the leading providers of healthcare marketing services, but that we are also particularly well positioned to provide global integrated services that address the full spectrum of client demands. To date, our clients are comprised primarily of pharmaceutical companies, which are estimated to have outsourced a relatively low percentage of the amount they spend worldwide on sales and marketing activities.

     We serve our clients primarily through five business units: Planning and Analytics (as provided by the Company's Health Products Research ("HPR") subsidiary), Ventiv Health Communications ("VHC"), Ventiv Health U.S. and European Contract Sales and Ventiv Integrated Solutions ("VIS"). These units address various aspects of the marketing process for pharmaceutical and other life sciences products. A product's targeted marketing and sales effort must be carefully designed to maximize the manufacturer's return on investment and sales results must be constantly monitored and sales strategies must be adjusted to respond to a dynamic marketplace. HPR has recognized expertise and full capability to assist clients in these areas. Pharmaceutical products must be sold by a team of highly trained sales representatives. VHS has market-leading capability in recruiting, training, deploying and managing small to large scale product sales forces. VHS is capable of functioning independently or in tandem with a client's existing, internal sales force. VHC, through independently developed, industry sponsored congresses and symposia, as well as through telemarketing and 1 other marketing support services, creates product awareness and demand within the medical community throughout a product's life cycle. VIS focuses on providing comprehensive commercialization services with new and existing clients. VIS integrates the services of Ventiv's and other market-leading businesses offering alternative solutions for product portfolio management by taking on broad responsibility for analytics, sales, marketing and product management, while allowing partners to retain control of their assets.

     At December 31, 2001, we employed approximately 4,500 people worldwide. Ventiv Health, Inc. has operated as an independent, publicly traded company since September 27, 1999. Our common stock is listed on the NASDAQ-National Market System under the symbol "VTIV."

SUMMARY FINANCIAL INFORMATION. The following is a summary of selected financial information for the past two fiscal years:

--------------------------------------------------------------------------------
                                                               Year Ended
                                                               ----------
                                                         (thousands of dollars,
                                                          except for per share
                                                            data and ratios)
--------------------------------------------------------------------------------
Item                                                      12/31/01     12/31/00
----                                                      --------     --------
--------------------------------------------------------------------------------
Current assets                                             155,699      120,097
--------------------------------------------------------------------------------
Noncurrent assets                                           78,369      131,117
--------------------------------------------------------------------------------
Current liabilities                                        125,939       69,755
--------------------------------------------------------------------------------
Noncurrent liabilities                                      17,108       32,333
--------------------------------------------------------------------------------
Redeemable preferred stock and minority interests               --           --
--------------------------------------------------------------------------------
                                                            Y/E           Y/E
                                                            ---           ---
                                                          12/31/01     12/31/00
                                                          --------     --------
--------------------------------------------------------------------------------
Revenues                                                   398,553      374,980
--------------------------------------------------------------------------------
Gross profit                                                49,115       81,712
--------------------------------------------------------------------------------
Net earnings (losses) from continuing operations           (51,872)      18,807
--------------------------------------------------------------------------------
Net income (loss)                                          (58,502)      16,814
--------------------------------------------------------------------------------
Earnings (losses) per share: Continuing Operation

                                            Basic            (2.29)        0.83
--------------------------------------------------------------------------------
                                            Diluted          (2.29)        0.80
--------------------------------------------------------------------------------
Net earnings (losses) per share             Basic            (2.58)        0.74
--------------------------------------------------------------------------------
                                            Diluted          (2.58)        0.72
--------------------------------------------------------------------------------
Ratio of earnings (losses) to fixed charges                 (10.82)       12.04
--------------------------------------------------------------------------------
Pro forma ratio of earnings to fixed charges                  0.57          N/A
--------------------------------------------------------------------------------
Book value per share as of most recent balance sheet date     3.96          N/A
--------------------------------------------------------------------------------


     We incorporate by reference into this Offer to Exchange the financial information set forth in:

     . the section entitled "Selected Financial Data" on page 10 of our annual report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002; and

     . the section entitled "Financial Statements and Supplementary Data" on pages 25 through 52 of our annual report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002.

     Copies of our annual report on Form 10-K for the year ended December 31, 2001 are available free of charge on the SEC's web site (www.sec.gov) and from the Company upon request. See Section 16 ("Additional Information") for instructions on obtaining copies of this and other filings we have made with the SEC, including filings that contain our consolidated financial statements. The book value per share of our common stock as of December 31, 2001 (the date of our most recent balance sheet presented) was $3.96.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.


  A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of December 31, 2001, our executive officers and directors (12 persons) as a group held options outstanding under the option plan to purchase a total of 1,611,938 shares of our common stock. This represented approximately 48.7% of the shares subject to all options outstanding under the option plan as of that date. Our executive officers (including Eran Broshy, our sole director who is also an officer of the Company) have informed us that they intend to participate in the offer and exchange their eligible options. Our non-employee directors are ineligible to participate in the offer. Our consultants have informed us that they intend to participate in the offer and exchange their eligible options.

     The number of eligible options that are beneficially owned by each of the executive officers and directors are as set out opposite their respective names in Schedule A. Non-employee directors are ineligible to participate in the offer.

     The following are, to the best of our knowledge, the only transactions that members of our board of directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our common stock or involved a purchase of our common stock during the 60 days prior to this Offer to Exchange.

     . On March 11, 2002, Terrell Herring was granted an option to purchase 25,000 shares of common stock at a per share exercise price of $2.70. No other member of our board of directors or executive officer nor any of their affiliates has been issued an option grant to purchase shares of common stock under the 1999 Stock Option Plan during the 60 days prior to this offer.

         . Eran Broshy, our Chief Executive Officer, purchased (i) 20,000 shares of common stock in the open market on March 8, 2002 at prices ranging from $2.50 to $2.81 per share and (ii) 9,900 shares of common stock in the open market on March 13, 2002 at prices ranging from $2.41 to $2.50 per share. Patrick Fourteau, our President of Worldwide Sales, purchased (i) 400 shares of common stock in the open market on March 4, 2002 at $2.19 per share, (ii) 23,200 shares of common stock in the open market on March 5, 2002 at prices ranging from $2.35 to $2.47 per share, (iii) 9,000 shares of common stock in the open market on March 6, 2002 at prices ranging from $2.30 to $2.47 per share, (iv) 24,400 shares of common stock in the open market on March 7, 2002 at prices ranging from $2.53 to $2.60 per share, (v) 2,000 shares of common stock in the open market on March 8, 2002 at prices ranging from $2.53 to $2.82 per share, (vi) 1,000 shares of common stock in the open market on March 11, 2002 at $2.75 per share and (vii) 5,000 shares of common stock in the open market on March 14, 2002 at prices ranging from $2.42 to $2.45 per share.

11. STATUS OF OPTIONS THAT WE ACQUIRE IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the option plan, including for issuance upon the exercise of new options issued by us pursuant to the offer. To the extent that such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible option plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and the exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00. We will also require each option holder to tender all eligible options from an individual option grant that he or she received.

         We may incur compensation expense, however, if we grant any options to a tendering option holder having an exercise price less than the exercise price of any options tendered for exchange by that tendering option holder between the date hereof and the scheduled new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in section 6.

13.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary does not address the tax considerations applicable to option holders who are not citizens or residents of the United States, who are based outside of the United States, or who do not hold shares of stock that they receive upon exercise of our options as capital assets, nor does it address any matters of state, local, foreign, or non-income tax law. We recommend that you consult with your own tax advisor regarding the tax consequences to you of participating in, or declining to participate in, the offer.

         CONSEQUENCES TO TENDERING OPTION HOLDERS. We believe that the exchange will be treated as a nontaxable exchange, and therefore that the option holders who exchange outstanding eligible options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange.

         At the grant date of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options normally is not recognized as taxable income.

         There are currently no incentive stock options outstanding under the Company's stock option plan. No new options will qualify as incentive stock options. Accordingly, all of the new options will be treated as nonstatutory stock options.

         CONSEQUENCES TO NON-TENDERING OPTION HOLDERS. You will not be subject to current income tax if you elect not to exchange your eligible nonstatutory stock options for new options. We do not believe that our offer to you will change any of the terms of your eligible nonstatutory stock options if you do not accept the offer.

         GENERAL CONSEQUENCES OF HOLDING AND EXERCISING NONSTATUTORY STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

         The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares upon exercise of the option. The capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option, and otherwise will be short-term capital gain or loss.


14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.


         We may at any time, and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

         Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible options if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

         We may announce an amendment to the offer at any time. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will notify you of the action:

         . we increase or decrease what we will give you in exchange for your options; or

         . we increase or decrease the number of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is given.

         We will disclose to you promptly any material changes in the information contained in the offer.


15.      FEES AND EXPENSES.


         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.


16.      ADDITIONAL INFORMATION.


         This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on April 30, 2002, in each case incorporated herein by reference; and

     (b) the description of our common stock contained in our registration statement on Form 10 filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Exchange Act.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

     450 Fifth Street, N.W.                     233 Broadway
     Room 1024                                  New York, New York  10279
     Washington, D.C. 20549

         You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the NASDAQ-National Market System under the symbol "VTIV", and our SEC filings can be read at the following Nasdaq address: Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: Christina Kincel, Benefits Manager and Stock Option Plan Administrator, Ventiv Health, Inc. Vantage Court North, 200 Cottontail Lane, Somerset, New Jersey 08873, fax no.
(732) 537-4929, email at ckincel@ventiv.com or by telephoning us at (732) 537-4811 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight time.

         As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.


17.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above may contain forward-looking statements. These statements can be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", "is optimistic about", or similar expressions (and variants of such words or expressions). Variations on those or similar words or the negatives of these words, also may indicate forward-looking statements. We caution you that forward-looking statements are inherently uncertain. These forward-looking statements represent our best judgment as on the date reported, and we caution you not to place undue reliance on such statements. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including statements regarding our expectations, beliefs, intentions or strategies regarding the future, without limitation, significant fluctuations and unpredictability of operating results, dependence on our ability to develop and successfully introduce new marketing products and services, dependence on a few key clients in the pharmaceutical and life sciences business, reliance on international sales and our dependence on key personnel.


         We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

VENTIV HEALTH, INC.                                                  MAY 1, 2002

                                   SCHEDULE A

            INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
                               VENTIV HEALTH, INC.


         The directors and executive officers of Ventiv Health, Inc., their positions and offices as of May 1, 2002 and the number of eligible options held by them are set forth in the following table:

                                                                                                    ELIGIBLE
NAME                                    POSITION AND OFFICES HELD                                   OPTIONS
----                                    -------------------------                                   -------
EXECUTIVE OFFICERS (including directors who are executive officers):
Eran Broshy                             Chief Executive Officer and Director                        503,938
John Emery                              Chief Financial Officer                                     200,000
Patrick Fourteau                        President, Worldwide Sales                                  132,000
Terrell Herring.                        President, Ventiv Health U.S. Sales                         106,000
Doug Langeland                          President, Ventiv Integrated Solutions - U.S.                64,000
Andre Mann.                             President, Ventiv Integrated Solutions - International       50,000
Leonard Vicciardo                       President, Health Products Research                         127,000


NON-EMPLOYEE DIRECTORS:
Daniel Snyder.                          Director and Co-Chairperson of the Board                          0
Mortimer Zuckerman                      Director                                                          0
Fred Drasner                            Director                                                          0
A. Clayton Perfall                      Director                                                          0
Donald Conklin                          Director                                                          0
John Harris                             Director                                                          0


         Our non-employee directors are ineligible to participate in the offer.

         The address of each director and executive officer is: Ventiv Health, Inc., 1114 Avenue of the Americas, New York, New York 10036.